Exhibit 99.1

The Mosaic Company www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

MOSAIC ANNOUNCES CLOSURE OF
PLANT CITY PHOSPHATES MANUFACTURING FACILITY

PLYMOUTH, MINNESOTA - June 18, 2019 -The Mosaic Company (NYSE: MOS) today announced that it will close its idled Plant City phosphates manufacturing facility in Hillsborough County, Florida.

The small team of Mosaic employees currently responsible for care and maintenance activities will remain on site to manage closure and compliance responsibilities over the next several years.

Operational since 1975, Plant City produced approximately 1.3 million tonnes of finished phosphates in 2017, its last year of operation. The plant was idled in late 2017 because it was one of the higher cost phosphates facilities in Mosaic’s Florida Operations and due to global phosphate market conditions.

“Our decision to close the Plant City phosphate facility reaffirms our commitment to low-cost operation,” said Mosaic President and CEO Joc O’Rourke. “We will continue to meet global demand for high-quality phosphate fertilizers with production from our low-cost facilities in Florida, Louisiana, Brazil and Peru, and through our joint venture in Saudi Arabia.”

During the second quarter, Mosaic expects to recognize a notable non-cash charge of up to $390 million for the permanent closure of the facility, including asset write-offs and an increase of the asset retirement obligation liability. Annual cash payments to manage the closure of the facility over the next five years are expected to be similar to payments incurred while the plant was idle in 2018. Mosaic will seek to mitigate a portion of closure costs by evaluating innovative approaches to water management and to repurposing part of the facility for productive use.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits or strategic plans and other statements about anticipated future financial, production, operating performance, impacts to financial statements as a result of write-offs and accelerated asset retirement obligations. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits or strategic plans; actual costs of various items differing from management’s current estimates, price and demand volatility for our products, other changes in market conditions, accidents and disruptions, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic's international operations, changes in government policy, changes in environmental and other governmental regulation, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.